Exhibit 10.1

June 18, 2026

CONFIDENTIAL

Lion Group Holding Ltd.

10 Ubi Crescent, #06-51 (Office 12), Ubi Techpark

Singapore 408574

Attention: Chunning Wang, Chief Executive Officer

Re:	Proposed Acquisition of Aquila Hash, Inc.

Dear Chunning Wang:

This non-binding memorandum of understanding (this “MOU”) sets forth the mutual understanding and intent of the parties with respect to a proposed transaction (the “Transaction”) pursuant to which Lion Group Holding Ltd., a Cayman Islands company (“Buyer”), would acquire from the stockholder of Aquila Hash, Inc., a Delaware corporation (the “Company”), one hundred percent (100%) of the issued and outstanding capital stock of the Company (the “Shares”). The parties to this MOU are Buyer and the Company (each, a “Party” and collectively, the “Parties”). The Parties contemplate that the Transaction may be structured as a stock-for-stock acquisition or another mutually agreed structure, with the final consideration, valuation, exchange ratio, and payment mechanics to be set forth in the Definitive Agreement. This MOU is intended to serve as a framework for advancing discussions and negotiations regarding the Transaction, and, except for the Binding Provisions (as defined herein), is not intended to create any legally binding obligation on the part of any Party to consummate the Transaction. The specific terms and conditions of the Transaction, including, without limitation, the transaction consideration, payment method, valuation, closing arrangements, representations and warranties, covenants, indemnification, and other key commercial terms, shall be negotiated and agreed upon by the Parties following the execution of this MOU and the completion of due diligence, and shall be set forth in a definitive share purchase agreement or similar agreement (the “Definitive Agreement”) and such other ancillary agreements or term sheets as may be agreed upon by the Parties.

1. Negotiations and Due Diligence. From the date of this MOU until the date that is sixty (60) calendar days following the execution of this MOU (the “Negotiation Period”), unless extended by mutual written agreement of the Parties, and unless terminated earlier in accordance with Section 2 of this MOU, the Parties agree to negotiate in good faith toward the execution of the Definitive Agreement and such other ancillary agreements as may be necessary or appropriate to consummate the Transaction (collectively with the Definitive Agreement, the “Transaction Documents”). During the Negotiation Period, Buyer shall have the right to conduct financial, legal, and operational due diligence with respect to the Company and its business, operations, assets, liabilities, financial condition, and prospects (the “Due Diligence”). The Company shall, and shall cause its officers, directors, employees, agents, and advisors to, cooperate with Buyer and its representatives in connection with Due Diligence and shall provide Buyer and its representatives with reasonable access to the Company’s properties, books, records, contracts, and other documents and information as Buyer may reasonably request. During the Negotiation Period, Buyer shall afford the Company and its representatives reasonable access to such information regarding Buyer’s financial condition, corporate structure, regulatory standing, and capacity to consummate the Transaction as the Company may reasonably request, including, without limitation, Buyer’s financial statements, material contracts, corporate governance documents, memorandum and articles of association, capitalization records, and Nasdaq compliance documentation, and shall make Buyer’s senior management reasonably available for question-and-answer sessions with the Company and its representatives. The Parties acknowledge that the terms of the Transaction, including the purchase price and Transaction structure, remain subject to negotiation and agreement in the Definitive Agreement. Buyer shall use commercially reasonable efforts to substantially complete its Due Diligence review within thirty (30) days following execution of this MOU.

2. Term and Termination. This MOU shall terminate upon the earliest of (a) the execution of the Definitive Agreement by the Parties, (b) the expiration of the Negotiation Period, or (c) upon thirty (30) days’ prior written notice by either Party to the other Party. Upon any such termination, all further obligations of the Parties under this MOU shall terminate; provided, however, that (i) the provisions of this Section 2, Section 3, Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6, Section 4.7, Section 4.8, Section 4.9, and Section 4.10 shall survive six months after such termination, and (ii) such termination shall not affect any rights any Party may have with respect to any breach of this MOU by the other Party prior to such termination.

3. Confidentiality. Each Party agrees that all information received from the other Party or its representatives in connection with this MOU, the Due Diligence, or the Transaction (collectively, “Confidential Information”) shall be kept strictly confidential and shall not be disclosed to any third party without the prior written consent of the disclosing Party, except (a) to such Party’s officers, directors, employees, agents, attorneys, accountants, financial advisors, and other representatives who have a need to know such information in connection with the Transaction and who are bound by obligations of confidentiality no less restrictive than those set forth herein, or (b) as may be required by applicable law, regulation, or legal process, provided that the receiving Party shall, to the extent legally permitted, provide the disclosing Party with prompt written notice of such requirement prior to any such disclosure. Upon termination of this MOU without the consummation of the Transaction, each Party shall promptly return or destroy all Confidential Information received from the other Party, together with all copies, summaries, and extracts thereof. For a period of twenty-four (24) months following the termination of this MOU, Buyer shall not, directly or indirectly, solicit, recruit, hire, or attempt to solicit, recruit, or hire any employee or key personnel of the Company who was identified or introduced to Buyer in connection with the Transaction or the Due Diligence. The obligations set forth in this Section 3 shall constitute Binding Provisions and shall survive the termination of this MOU for a period of two (2) years; provided, however, that obligations with respect to trade secrets (as determined under applicable law) shall survive indefinitely.

4. Miscellaneous.

4.1 Costs. Each Party shall be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its respective attorneys, accountants, and other representatives) incurred in connection with this MOU, the Due Diligence, and the negotiation of the Transaction Documents.

4.2 Non-Binding Nature. Except for Section 2 (Term and Termination), Section 3 (Confidentiality), Section 4.1 (Costs), Section 4.3 (Disclosure), Section 4.5 (Exclusivity), Section 4.6 (Governing Law), Section 4.7 (Severability), Section 4.8 (Entire Agreement), Section 4.9 (Counterparts), and Section 4.10 (No Third-Party Beneficiaries), and Section 4.12 (Buyer Authority) (collectively, the “Binding Provisions”), this MOU does not constitute and shall not give rise to any legally binding obligation on the part of any Party. No past or future action, course of conduct, or failure to act relating to the Transaction, or relating to the negotiation of the terms of the Transaction or any Transaction Documents, shall give rise to or serve as a basis for any obligation or other liability on the part of any Party. For the avoidance of doubt, neither Party shall have any obligation to consummate the Transaction unless and until the Definitive Agreement has been duly executed and delivered by the Parties.

4.3 Disclosure; Public Communications. Except as and to the extent required by applicable law, rule, or regulation (including the rules of any applicable stock exchange), neither Party shall, and each Party shall cause its representatives not to, make, directly or indirectly, any public comment, statement, or communication with respect to this MOU, the Transaction, or any of the terms, conditions, or other aspects thereof, without the prior written consent of the other Party. In the event that a Party is required by applicable law, rule, or regulation to make any such disclosure, such Party shall, to the extent legally permitted, provide the other Party with a reasonable opportunity (and in any event not less than three (3) business days’ prior written notice) to review and comment on the proposed disclosure, and the Parties shall use commercially reasonable efforts to agree on a mutually approved form of joint press release to be used for any such required public announcement. For avoidance of doubt, Buyer’s obligations under this Section 4.3 include the obligation to prevent any selective, informal, or off-the-record disclosure of the existence or terms of this MOU or the Transaction to analysts, investors, or members of the media, whether or not such disclosure takes the form of a formal press release. This Section 4.3 shall constitute a Binding Provision.

4.4 Access. During the Negotiation Period, the Company shall afford to Buyer and its representatives reasonable access to (i) the Company’s properties, facilities, books, records, contracts, and other documents and data, (ii) the Company’s officers, directors, employees, accountants, and counsel, (iii) the Company’s key customers, suppliers, vendors, distributors, and other material business relationships, subject to reasonable coordination with the Company to minimize disruption and preserve confidentiality, and (iv) management presentations and access to the Company’s senior management team for question-and-answer sessions, in each case as Buyer may reasonably request in connection with the Due Diligence, including, without limitation, financial, legal, tax, regulatory, environmental, intellectual property, technology, cybersecurity, insurance, and labor records and agreements; provided, however, that (a) such access shall be conducted in a manner that does not unreasonably interfere with the normal business operations of the Company, (b) all information obtained by Buyer in connection with such access shall be treated as Confidential Information in accordance with Section 3, (c) any access to customers, suppliers, or other third parties shall be coordinated with and, if reasonably requested by the Company, accompanied by a representative of the Company, and (d) such access shall be coordinated with Bin Yang via e-mail at binyang@aquilahash.com. The Company shall use commercially reasonable efforts to respond to Buyer’s reasonable due diligence requests within five (5) business days of receipt thereof. Notwithstanding anything to the contrary, Buyer shall not directly contact any customer, supplier, vendor, distributor, or other material business relationship of the Company without the Company’s prior written consent, and any such contact shall be coordinated by the Company and, if requested by the Company, conducted in the presence of a Company representative. All information obtained by Buyer or its representatives pursuant to this Section 4.4 may only be used by Buyer for the sole purpose of evaluating and consummating the Transaction, and may not be used for any other purpose whatsoever.

4.5 Exclusivity. During the Negotiation Period, the Company shall not, and shall cause its stockholders, officers, directors, employees, agents, and representatives not to, directly or indirectly, (a) solicit, initiate, encourage, or facilitate any inquiry, proposal, or offer from any third party relating to any acquisition, merger, consolidation, sale of equity interests, sale of all or substantially all assets, or any similar transaction involving the Company (an “Alternative Transaction”), (b) participate in any discussions or negotiations with any third party regarding an Alternative Transaction, (c) enter into any agreement, arrangement, or understanding with any third party regarding an Alternative Transaction, or (d) provide any non-public information to any third party in connection with an Alternative Transaction. For the avoidance of doubt, the Company shall not, and shall cause its stockholders, officers, directors, employees, agents, and representatives not to, take any action that could reasonably be expected to lead to or encourage the submission of any proposal or offer for an Alternative Transaction, including making any public statement or filing any document that indicates availability or interest in an Alternative Transaction. The Company shall promptly notify Buyer in writing of any inquiry, proposal, or offer received by the Company or any of its representatives with respect to an Alternative Transaction, including the material terms thereof and copies of all written communications relating thereto. Immediately upon execution of this MOU, the Company shall, and shall cause its stockholders, officers, directors, employees, agents, and representatives to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer regarding an Alternative Transaction. During the Negotiation Period, Buyer shall not, and shall cause its officers, directors, employees, agents, and representatives not to, directly or indirectly, solicit, initiate, encourage, or facilitate any inquiry, proposal, or offer from, or participate in any discussions or negotiations with, any third party relating to any acquisition, merger, consolidation, or similar transaction that would reasonably be expected to materially impair Buyer’s ability to consummate the Transaction or to devote adequate resources and attention to the negotiation and completion of the Transaction. Notwithstanding the foregoing, nothing in this Section 4.5 shall prohibit the Company’s board of directors from considering, negotiating, or accepting an unsolicited bona fide written proposal for an Alternative Transaction (which proposal was made without any solicitation, initiation, encouragement, or facilitation by, or on behalf of, the Company or any of its stockholders, officers, directors, employees, agents, or representatives) that the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes or is reasonably likely to result in a Superior Proposal (as defined below), provided that the Company shall have (i) promptly notified Buyer in writing of such proposal and the material terms thereof, and (ii) provided Buyer with a period of not less than ten (10) business days following receipt of such notice to submit a revised proposal matching or exceeding the terms of such Superior Proposal. A “Superior Proposal” means a bona fide written proposal for an Alternative Transaction on terms that the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable to the Company’s stockholders than the Transaction, taking into account all relevant factors, including the likelihood of consummation. The Company represents and warrants that, to the knowledge of the Company, as of the date hereof, neither the Company nor any of its stockholders, officers, directors, employees, agents, or representatives is party to or bound by any agreement with respect to an Alternative Transaction. If, at any time during the Negotiation Period, Buyer determines in good faith that it does not intend to proceed with the Transaction, Buyer shall promptly deliver written notice of such determination to the Company. This Section 4.5 shall constitute a Binding Provision. Notwithstanding anything to the contrary in this Section 4.5, the Company’s exclusivity obligations under this Section 4.5 shall automatically terminate upon the earliest occurrence of any of the following:

(a) Buyer fails to substantially complete its Due Diligence review within thirty (30) days following execution of this MOU;

(b) the Parties fail to execute a Definitive Agreement within sixty (60) days following execution of this MOU;

(c) Buyer provides written notice to the Company that it does not intend to proceed with the Transaction; or

(d) the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that a Superior Proposal exists; provided that the Company shall have (i) promptly notified Buyer in writing of such Superior Proposal and the material terms thereof, and (ii) provided Buyer with a period of not less than five (5) business days following receipt of such notice to submit a revised proposal matching or exceeding the terms of such Superior Proposal, and Buyer shall have failed to submit such a revised proposal within such period.

4.6 Governing Law; Forum Selection. This MOU shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware) for the purposes of any action, suit, or proceeding arising out of or relating to this MOU or the Transaction, and each Party irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit, or proceeding in any such court and any claim that any such action, suit, or proceeding has been brought in an inconvenient forum. This Section 4.6 shall constitute a Binding Provision.

4.7 Severability. The invalidity or unenforceability of any provision of this MOU shall not affect the validity or enforceability of any other provisions of this MOU, which shall remain in full force and effect. If any provision of this MOU is determined to be unenforceable by reason of its extent, duration, scope, or otherwise, then the Parties contemplate that the court making such determination shall reduce such extent, duration, scope, or other provision and enforce them in their reduced form for all purposes contemplated by this MOU.

4.8 Entire Agreement. The Binding Provisions constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements, understandings, representations, and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. The Binding Provisions may be amended or modified only by a writing executed by all of the Parties.

4.9 Counterparts. This MOU may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this MOU and all of which, when taken together, shall be deemed to constitute one and the same instrument. Electronic signatures and signatures transmitted by facsimile or electronic mail in portable document format (.pdf) shall be deemed original signatures for all purposes.

4.10 No Third-Party Beneficiaries. Except as specifically set forth or referred to herein, nothing in this MOU is intended or shall be construed to confer upon any person or entity other than the Parties and their respective successors or assigns any rights or remedies under or by reason of this MOU.

4.11 Transaction Roadmap. The Parties acknowledge that the following indicative timeline sets forth the currently anticipated target milestones for the Transaction, which timeline is non-binding and subject to adjustment by mutual written agreement of the Parties: (a) completion of Due Diligence: within thirty (30) days following execution of this MOU; (b) negotiation and finalization of the Definitive Agreement and other Transaction Documents: within sixty (60) days following execution of this MOU; and (c) execution of the Definitive Agreement as promptly as practicable following completion of the foregoing. Buyer shall use commercially reasonable efforts to provide the Company with a detailed proposed timeline for the completion of the foregoing milestones within ten (10) business days following execution of this MOU. For the avoidance of doubt, this Section 4.11 is indicative only and shall not constitute a Binding Provision or give rise to any legally binding obligation on the part of any Party.

4.12 Buyer Authority. Buyer hereby represents and warrants to the Company that: (i) Buyer has full corporate power and authority to execute this MOU and to perform its obligations hereunder; (ii) the execution and delivery of this MOU have been duly authorized by all necessary corporate action on the part of Buyer; (iii) the execution, delivery, and performance of this MOU do not and will not violate any applicable law, regulation, or any existing agreement to which Buyer is a party; (iv) Buyer is duly organized, validly existing, and in good standing under the laws of the Cayman Islands; (v) Buyer’s ordinary shares are listed on the Nasdaq Capital Market, and Buyer is in compliance in all material respects with all applicable Nasdaq listing rules and requirements; (vi) Buyer is not aware of any fact, circumstance, or condition that would reasonably be expected to materially impair Buyer’s ability to consummate the Transaction, including the issuance of shares in connection therewith; and (vii) Buyer is not insolvent, nor has Buyer filed or had filed against it any petition in bankruptcy, and no receiver, trustee, or similar officer has been appointed with respect to Buyer or any material portion of its assets. This Section 4.12 shall constitute a Binding Provision.

Signatures appear on the following page.

If you are in agreement with the terms of this MOU, please sign and return one copy to the undersigned, whereupon the Parties shall proceed in good faith with the Due Diligence and the negotiation of the Definitive Agreement and other Transaction Documents.

Sincerely,

Aquila Hash, Inc.

By:	/s/ Bin Yang
Name:	Bin Yang
Its:	CEO

ACCEPTED AND AGREED

to this 18th day of June, 2026:

LION GROUP HOLDING LTD.

By:	/s/ Chunning Wang
Name:	Chunning Wang
Its:	CEO and Director